Exhibit 11.2

Nam Tai Property Inc.

(Formerly Known as Nam Tai

Electronics, Inc.)

Insider Trading

and

Employee Selling/Buying Securities

Guidelines

Adopted on 30 September 2004

Revised and approved by the Board on 3 April 2008 and

9 December 2025

Insider Trading and Employee Selling/Buying Securities Guidelines

This Insider Trading and Employee Selling/Buying Securities Guidelines (“Guidelines”) provides the governing principles to directors, officers and employees (“insiders” or “corporate insiders”) of Nam Tai Property Inc. (“Nam Tai” or “Company”) and its subsidiaries, as well as their family members, and any other person or entity whose securities are in fact beneficially owned by any of the insiders, with respect to transactions in the Company’s securities. Appropriate judgment should always be exercised in connection with any trade in the Company’s securities.

SCOPE OF APPLICATION

i.

These Guidelines cover (i) all directors, officers and employees of the Company and its subsidiaries, as well as their family members or other persons living in the same household; (ii) any other person or entity, including a trust, corporation, partnership or other association which effects a transaction in the Company’s securities, which securities are in fact beneficially owned by any of the persons named in clause (i) above.

ii.	These Guidelines apply to any and all transactions in the Company’s registered common shares, options to purchase such common shares and any other types of securities that the Company may issue.

A.	Insider Trading

A.1.	Definition

There are two (2) types of insider trading, namely, legal and illegal.

•	Legal Insider Trading

Legal insider trading is when corporate insiders buy and sell Company securities according to guidelines as set out in Section B.

•	Illegal Insider Trading

Illegal insider trading is prohibited. Illegal insider trading generally refers to the buying or selling of Company securities by insiders in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the Company or the Company’s securities. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped”, and securities trading by those who misappropriate such information.

A.2.	The Insider Trading Rule

Rule 10b5-1 of the Securities Exchange Act of 1934 (“Rule 10b5-1”) prohibits insiders, who are aware of material non-public information regarding Nam Tai or any of its subsidiaries, from trading in the Company’s securities on the basis of that information.

A.3.	Liabilities for Insider Trading Violations

A.3.1.	Insider

Insiders may be subject to potential “penalties of up to 20 years in prison, civil fines of up to three times the profit gained or loss avoided by the trade and criminal fines of up to $5,000,000 for trading in securities when they possess material non-public information”.

A.3.2.	The Company

“If a person directly or indirectly under the Company’s or the responsible person’s control was likely to engage in insider trading and the Company or person failed to take appropriate steps to prevent such trading, the penalty for inaction is a civil fine of up to the greater of $1,525,000 or three times the profit gained or the loss avoided as a result of the insider trading violations as well as a criminal penalty of up to $25,000,000.” Such persons and the Company could under certain circumstances be subject to private lawsuits.

A.4.	Stock Tipping

Employees disclosing to others who then trade on it are in violation Rule 10b5-2 of the Securities Exchange Act of 1934.

Both the employee (“tipper”) and the person who receives such information (“tippee”) and who trades on it owe a duty of trust or confidence and thus are liable under the misappropriation theory which states that “liability attaches when one trades on the basis of material non-public information entrusted to him in confidence, even if neither the purchaser nor seller have a relationship to the company whose securities they are trading”.

(Source : Duties of Trust or confidence Rule 10b5-2 at https://www.law.cornell.edu/cfr/text/17/240.10b5-2)

A.5.	Liabilities for Tipping

An insider may also be liable for improper transactions by any person to whom they have disclosed material non-public information, or to whom they have made recommendations or expressed opinions on the basis of such material non-public information about trading securities.

Pursuant to Section 21A of the Securities Exchange Act of 1934, the United States Securities and Exchange Commission (“SEC”) may bring an action against a person who communicates material non-public information. The amount of penalty shall not exceed the greater of $1,000,000 or three times the amount of the profit gained or loss avoided by the person to whom the insider directed such material non-public information.

(Source : https://www.law.cornell.edu/uscode/text/15/78u-1)

A.6.	Material Information

“Material Information” generally means :-

•	information that is likely to affect the market price of the Company’s securities or the securities of any other company;

•	information that a reasonable investor could consider significant in making a decision to buy, sell or hold the Company’s securities or the securities of any other company;

•	information that, when publicly disclosed, would be expected to significantly alter the total mix of information in the marketplace about the Company.

Information can be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with other publicly available information. If an employee is unsure whether the information is material, such employee should assume it is material.

Trading in securities while in possession of inside information is not a basis for liability unless the information is “material”. Information is material if there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision. In practice, any important development affecting the business or financial condition of the Company or its subsidiaries may be material. Since the determination of materiality will be made by courts and regulators with the benefit of hindsight, insiders should act cautiously in determining whether a particular development is material.

(Source : Para 1 of Part II B 2 of SEC’s Final Rule—Selective Disclosure and Insider Trading at

http://www.sec.gov/rules/final/33-7881.htm)

Examples of material information typically include, but are not limited to :-

•

earnings information, including any information about financial results and significant changes in financial results and/or financial condition (annual, semiannual, quarterly, monthly) and financial projections;

•	mergers, acquisitions, dispositions, tender offers, joint ventures, or changes in assets;

•	new products or discoveries, or developments regarding customers or suppliers (e.g. the acquisition or loss of a contract);

•	changes in business;

•	changes in control or in management;

•	change in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

•

events regarding Nam Tai’s securities (e.g. calls of securities for redemption, repurchase plans, share splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities);

•	bankruptcies or receiverships;

•	significant developments in budgets or long-term plans;

•	significant litigation developments;

•	defaults on senior securities;

•	significant increases or decreases in the amount outstanding of securities or indebtedness;

•	the results of the submission of matters to a vote of security-holders;

•	transactions with directors, officers or principal security-holders; and

•	the granting of options or payment of other compensation to directors or officers.

A.7.	Non-Public Information

Information remains “non-public” until it has been released to the public through appropriate channels and investors have had enough time to absorb and evaluate the information. Information may normally be regarded as absorbed and evaluated by the public markets two (2) days after the information has been publicly released.

(Source : Para 1 part II B 2 of SEC’s Final Rule—Selective Disclosure and Insider Trading at http://www.sec.gov/rules/final/33-7881.html)

A.8.	Material Non-Public Information

Material Information that has not been disseminated in a way that makes it available to investors generally. Information remains “non-public” until it has been released to the public through appropriate channels and investors have had enough time to absorb and evaluate the information. All material information concerning the Company shall be disclosed only through regular disclosure channels so that all those interested in the Company and its securities will have, as nearly as possible, fair and timely access to that information.

A person having knowledge of material information may not attempt to “beat the market” by trading simultaneously with or shortly after the official release of such information. Information may normally be regarded as absorbed and evaluated by the public markets two (2) days after the information has been publicly released.

All information of significance to the Company will be announced through established procedures for assuring appropriate distribution to the financial wire services and press, as well as to trade publications and other interested persons. Until this procedure has been followed, information has not been “released to the public”. The fact that information may appear in a trade publication, or in an announcement made by a customer, supplier, manufacturing or joint venture partner, competitor or governmental agency is not enough. Insider trading is not made permissible because material information is reflected in rumors or other unofficial statements in the press or marketplace. When employees become aware of rumors or other unofficial statements concerning the Company, the Corporate Secretary should be notified immediately so that a determination can be made as to whether or not arrangements should be made for adequate, broad public release of any information that is material.

In addition to information regarding the Company that has not been publicly disclosed, employees should assume that potentially material non-public information includes confidential analyses, financial information, business data and plans, as well as information received from a customer or third party with the expectation that it will be kept confidential and used solely for business purposes.

A.9.

Violation of this Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

If you have a question about this Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Corporate Secretary. In addition, if you violate this Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the Corporate Secretary.

B.	Insider Trading Guidelines

B.1.	General Guidelines

An insider can trade in the Company’s unrestricted securities if he/she is not in possession of material non-public information at the time of trading AND the transaction date falls outside a blackout period.

If an insider wants to sell restricted securities, or an affiliate wants to sell control securities to the public, he/she must follow the five conditions set forth in Rule 144. The rule is not the exclusive means for selling restricted or controlled securities, but provides a “safe harbor” exemption to sellers.

(Source : https://www.sec.gov/about/reports-publications/investorpubsrule144)

All corporate insiders, who would like to obtain “pre-clearance” for trading in the Company’s securities should fill out the Pre-clearance Form and submit it to the Corporate Secretary at least three business days before the proposed transaction date. A sample of the Pre-clearance Form is attached as Schedule I.

If an employee is not certain whether these Guidelines apply to him/her, he/she should pro-actively check with the Corporate Secretary or in the absence of the Corporate Secretary, with the Audit Committee.

B.1.1.	Restricted Securities

Securities issued by a company prior to the company’s initial public offering (“IPO”) whether acquired directly from the company or from an affiliate of the company, or those acquired in a transaction not involving a public offering as well as other transactions listed in Rule 144. The typical way to acquire restricted securities is private placement including founder’s securities, non-public offerings to a limited number of investors, and compensation for services.

Restricted securities are stamped with a “restrictive legend”. The restrictive legend indicates that the securities may not be resold in the marketplace unless they are registered with the SEC or are exempted from the registration requirements.

B.1.2.	Control Securities

Securities held by an affiliate of the Company even if they are not restricted securities. Control means the power to direct the management and policies of the Company, whether through the ownership of voting securities, by contract or otherwise.

B.1.3.	Unrestricted Securities

Securities purchased in the open market and in private purchases of unrestricted securities from non-affiliates.

B.1.4.	Blackout Period

A blackout period is a period of time in which the Company prohibits insiders who have access to material non-public information about the Company from buying and selling the Company’s securities. The blackout period begins two (2) weeks before the end of the quarter and ends after the one (1) full business day following the Company’s earning release for that quarter.

If a material event occurs outside a blackout period, the Company may consider imposing an event-specific blackout period while the event remains material and non-public until the information has been released and fully absorbed by the market. The Corporate Secretary will subsequently notify the insiders once the material nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Corporate Secretary will undertake reasonable efforts to notify the insiders that material, nonpublic events have developed, or are soon likely to develop, it is each insider’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such insider is aware of such development.

B.1.5.	Affiliates

Rule 144 defines “affiliate” as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer”, which includes directors and executive officers of Nam Tai and its subsidiaries, and principal shareholders of 10% or more of a class of equity securities of the Company.

The term “executive officers” includes Chairman, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions. Executive officers of subsidiaries may be deemed executive officers of the Company if they perform such policy making functions for the Company.

(Source : Rule 405 of SEC Regulation C : https://www.law.cornell.edu/cfr/text/17/230.405)

For purposes of Rule 144, the term “affiliate” also includes :-

(i)	any relative or spouse of the affiliate, or any relative of such spouse, any one of whom has the same home as the affiliate;

(ii)

any trust or estate in which such person or any of the persons specified in clause (i) above of collectively own ten (10) percent or more of the total beneficial interest or of which any of such persons serve as trustee, executor or in any similar capacity; and

(iii)

any corporation or other organization (other than the issuer) in which an affiliate or any of the persons specified in clause (i) above are the beneficial owners collectively of ten (10) percent or more of any class of equity securities or ten (10) percent or more of the equity interest.

[(Source : Rule 144(a)(2))]

B.1.6.	Rule 144

The SEC defines the conditions of Rule 144 as follow :-

B.1.6.1.

Adequate Current Information. Adequate public information available concerning the issuer of the securities must have been filed with the SEC (e.g. on Form 20-F), during the twelve (12) months immediately preceding the proposed sale. [Rule 144(c)(1)]

B.1.6.2.	Holding Period. The seller must have owned the restricted securities for a period of at least six (6) months. [Rule 144(d)(1)(i)]

Note that non-affiliates who transfer such securities to each other can cumulate or “tack” their respective holding periods. Affiliates can also tack their holding periods to cumulative holding periods of preceding non-affiliate holders, but a transfer by the affiliate generally restarts the holding period for the next holder. In the case of gifts granted by an affiliate, the recipient will be deemed to have acquired the shares when the affiliate acquired them. In the case of an option holder, the holding period starts from the date on which the option is exercised and the shares are fully paid for.

B.1.6.3.

Trading Volume Formula. Sales of restricted securities by affiliates or non-affiliates, and control (unrestricted) securities by affiliates during any three-months period shall not exceed the greater of 1% of the outstanding securities of the class being sold or the average weekly reported trading volume in such securities during the four calendar weeks before filing of the Rule 144 notice. [Rule 144(e)(1)]

Sales made by a spouse or relatives who shares a home with the securities holder will be aggregated with the shares sold by the securities holder.

B.1.6.4.

Ordinary Brokerage Transactions. Restricted securities or control securities must be sold in unsolicited brokers’ transactions, in transactions directly with a market maker or in a “riskless principal transaction”. [Rule 144(f)(1)]

Unsolicited brokers, by definition, to the extent that they do not make recommendations to customers. Accordingly, they do not recommend specific securities, types or classes of securities, or investment strategies.

B.1.6.5.

Filing Notice with the SEC. An affiliate or non-affiliate wants to sell restricted securities or an affiliate wants to sell control securities, he or she must file a notice of sale on Form 144 (“Form”) if selling more than 5,000 shares or if expecting to receive sale proceeds of over $50,000. The sale must take place within three months of filing the Form. [Rule 144(h)]

A Form 144 notice needs to be filed concurrently when the order is placed with a broker/market maker or in a “riskless principal transaction” in selling restricted securities by affiliates/non-affiliates or selling un-restricted (control) securities by affiliates (see below point B.1.7 – Applications of Rule 144).

B.1.7.	Applications of Rule 144

Selling of restricted/control/unrestricted securities are subject to Rule 144 conditions as follows :-

(1)	Sales of restricted securities by non-affiliates	All five (5) conditions of Rule 144 (B.1.6.1 to B.1.6.5) must be met	Need to file Form 144 if selling more than 5,000 shares or aggregate dollar amount is >US$50,000

(2)	Sales of any restricted/control securities by affiliates	All five (5) conditions of Rule 144 (B.1.6.1 to B.1.6.5) must be met	Need to file Form 144 if selling more than 5,000 shares or aggregate dollar amount is >US$50,000

(3)	Sales of any unrestricted securities including sales of shares through exercise of stock options by affiliates	All five (5) conditions of Rule 144 (B.1.6.1 to B.1.6.5) must be met, except the six (6) months Holding Period condition	Need to file Form 144 if selling more than 5,000 shares or aggregate dollar amount is >US$50,000

(4)	Sales of any unrestricted securities by non-affiliates	Not subject to Rule 144.Observe material non-public information and trade only during trading windows	No need to file Form 144

B.2.	Alternative Guidelines

Should an insider or affiliate wish to buy and sell the Company securities but cannot meet the general guidelines as set out in B.1. above, pursuant to Rule 10b5-1, an insider can set up a trading plan by first obtaining “pre-clearance” from the Company’s Corporate Secretary.

Setting up a trading plan allows insiders to trade even if :-

•

Insiders come into possession of material non-public information at the time of trading so long as the plan is entered into at the time when the insider has no material non-public information. In addition, the insider must not have the ability to, and did not, influence the decision with respect to the trade(s) under the plan.

•	The transaction date falls within a blackout period.

It is also important to remember that even though an employee has set up a trading plan, he/she must still comply with all applicable conditions of Rule 144.

B.2.1.	Pre-Clearance Policy for Trading Plan

All corporate insiders, who would like to obtain “pre-clearance” for trading in the Company’s securities should fill out the Pre-clearance Form and submit it to the Corporate Secretary at least three business days before the proposed transaction date. A sample of the Pre-clearance Form is attached as Schedule I.

If an employee is not certain whether these Guidelines apply to him/her, he/she should pro-actively check with the Corporate Secretary or in the absence of the Corporate Secretary, with the Audit Committee.

B.2.2.	Trading Plan

Should an employee desire to set up a trading plan, he/she should submit the trading plan to the Corporate Secretary for approval to ensure the plan is adopted outside a blackout period and complies with these “Guidelines”. An employee may not implement a trading plan at any time without pre-clearance. An employee may only enter into a trading plan when he/she is not in possession of material, non-public information and the employee must enter into the trading plan in good faith. Rule 10b5-1 (c) allows an employee to set up such trading plan if the employee can demonstrate that -

Before becoming aware of the material non-public information, he/she had:-

•	entered into a binding contract to buy and sell Nam Tai’s securities;

•	instructed another person to buy and sell Nam Tai’s securities; or

•	adopted a written trading plan for trading securities;

AND

The trading plan must be in writing and must either:-

•

expressly specify the amount (either number of shares or dollar value), price (market price on a particular date, a limit price or a specified dollar price), and date (the specific day on which a market order is to be executed); or

•	provide a written formula or algorithm, or computer program, for determining the amount, price, and date of the trade(s) to be made; or

•

delegate to another person sole discretion to determine the amount, price and date of the trade(s) to be made, provided that such person to whom this authority is being delegated is not aware of material non-public information when making such trade(s);

AND

The purchase or sale that occurred was pursuant to the trading contract, instruction or plan. An employee must not alter or deviate from the trading plan by changing the amount, price or timing of the trade. Similarly, such employees must not enter into or alter a corresponding or hedging transaction or position with respect to the securities.

AND

Such affirmative defense is only available if the following additional conditions are met:

•

Directors and executive officers must have a cooling-off period of 90-120 days after the adoption or modification of a 10b5-1 plan before any trade pursuant to the plan takes place, and other traders must have such a cooling-off period of 30 days.

•

Directors and executive officers must certify to the Company in writing (to be included as representations under the 10b5-1 plan rather than a separate document) that they are not aware of material, non-public information and that they are adopting the plan in good faith and not as part of a plan to evade the prohibition against illegal insider trading.

•

Anyone other than the companies themselves is restricted from using multiple overlapping plans, and Rule 10b5-1 would be available for only one “single-trade” plan during any 12-month period. A “single-trade” plan is designed to effect the open-market purchase or sale of the total amount of securities as a single transaction.

B.2.3.

Any deviation from, or alteration to, the specifications of an approved trading plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Corporate Secretary.

The Corporate Secretary may refuse to approve a trading plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1.

[1]

The cooling-off period for directors and executive officers lasts until the later of (i) 90 days after the adoption of the Rule 10b5-1 plan or (ii) two business days following the disclosure of financial results, for foreign private issuers, in a Form 20-F or Form 6-K that discloses the issuer’s financial results (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan).

Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Corporate Secretary. A modification must occur during a trading window and while such Insider is not aware of material, nonpublic information.

B.3.	Prohibited Transactions at Any Time

•	No Short Sales. No insider may at any time sell any securities of the Company that are not owned by such insider at the time of the sale.

•

No Purchases or Sales of Derivative Securities or Hedging Transactions. No insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

•	No Company Securities Subject to Margin Calls. No insider may use the Company’s securities as collateral in a margin account.

•	No Pledges. No insider may pledge Company securities as collateral for a loan (or modify an existing pledge).

Schedule I

Nam Tai Property Inc.

(the “Company”)

Insider Trading and Employee Selling / Buying Securities Guidelines

INSIDER TRADING COMPLIANCE PRE-CLEARANCE FORM

To : Nam Tai Property Inc.

Ladies and Gentlemen

Pursuant to the Nam Tai Insider Trading and Employee Selling/Buying Securities Guidelines, I hereby request approval for myself (or a member of my immediate family or household) to execute the following proposed transactions relating to the securities of the Company:-

Type and Amount of Security Purchase or Sale as follows:-

I understand that the above approval may be rescinded prior to my effecting the above transaction if material nonpublic information regarding the Company arises and, in the reasonable judgment of the Company, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the US Federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material nonpublic information.

Signature	Telephone No.

Print Name	Date

Approval for the above trade is granted.

Approval by	Date

Schedule II

Nam Tai Property Inc.

(the “Company”)

Insider Trading and Employee Selling/Buying Securities Guidelines

ACKNOWLEDGEMENT FORM

I have received and read the Insider Trading and Employee Selling/Buying Securities Guidelines for all employees, and I understand its contents. I agree to comply fully with the recommended guidelines contained in the Insider Trading and Employee Selling/Buying Securities Guidelines.

I understand that:-

(a)

I shall not involve myself in any “stock tipping” activities, including disclosing or receiving material non-public information about the Company to anyone, including people in my immediate family, friends, or anyone acting for me who then trade based on such material non-public information.

(b)	I shall not buy or sell or otherwise trade in the Company securities when I have material, non-public information about the Company or during a blackout period.

(c)	I shall follow Rule 144 when selling Company restricted/unrestricted securities.

Signature

Name (Please print)

Date